Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Chiasma, Inc. 2008 Stock Incentive Plan, Chiasma, Inc. 2015 Stock Option and Incentive Plan and Chiasma, Inc. 2015 Employee Stock Purchase Plan, of our report dated April 16, 2015 (except for Note 3, Note 8, Note 9, Note 10, Note 11, Note 14 and Note 17 which the date is July 6, 2015) with respect to the consolidated financial statements of Chiasma, Inc. for the years ended December 31, 2014 and 2013 included in the final Registration Statement on Form S-1 (No. 333-204949) and related Prospectus dated July 15, 2015.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel Aviv, Israel

July 21, 2015